AFH Acquisition IV, Inc. 8-K

Exhibit 10.10
Joint Research and Development Agreement

This Agreement is made and entered into the 8th day of April, 2011 (“Effective Date”) by and between

CellSeed Inc., having a place of business at R-Bldg, Shinjuku IF, 33-8, Wakamatsu-cho, Shinjuku-ku, Tokyo 162-0056, Japan (“CELLSEED”)

on the one hand

and

Emmaus Medical, Inc. having a place of business at
20725 S. Western Ave., Suite 136, Torrance, CA 90501-1884
(“EMMAUS”)

on the other hand.

WHEREAS, EMMAUS has conducted research in the areas of regenerative medicine to develop certain products. From this regenerative medicine research initiative, EMMAUS is interested in assessing the products which have been or will be developed by CELLSEED, either alone or jointly with EMMAUS;

WHEREAS, CELLSEED possesses considerable expertise in research and development of cell sheet engineering regenerative medicine products. Using this expertise, CELLSEED has identified a number of product leads including Cultured Autologous Oral Mucosal Epithelial Cell-Sheet (CAOMECS), Cell-Sheet for Cardiac Muscle Regeneration, Regenerated Cartilage Sheet, and Cell-Sheet for Periodontal Tissue Regeneration; and,

WHEREAS, in order to advance these goals, EMMAUS and CELLSEED have detennined to enter into a relationship regarding the future research and development of the cell sheet engineering regenerative medicine products, and commercialization of such products. Particularly EMMAUS and CELLSEED are interested in the joint research and development of CAOMECS for generated medicine of cornea, CellSheet for Cardiac Muscle Regeneration, and Regenerated Cartilage Sheet.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein made and the mutual benefits to be derived from this Agreement, the parties agree as follows.

Article 1:   DEFINITIONS

1.1
“AFFILIATE” shall mean any corporation, partnership or other business organization which either party directly or indirectly controls or any company by which either party is controlled or is under common control with. For the purpose of this Agreement, “control” shall mean the holding of more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or business entity involved.

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1.2
“CELLSEED PATENTS” shall mean the patents and patent applications listed in an applicable INDIVIDUAL AGREEMENT and made a part thereof and any and all patents that may be issued from said patent applications, and all other patent applications and patents in the TERRITORY which CELLSEED presently or hereafter owns which pertain in any way to the manufacture, development, use or sale of the PRODUCTS including any and all divisions, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, revalidations, reissues or additions of or to any of the aforementioned patents and patent applications.

1.3
“CONFIDENTIAL INFORMATION” shall mean any and all data and information proprietary or confidential nature that are owned or controlled by either party hereto and that is exchanged between EMMAUS and CELLSEED pursuant to this Agreement or an INDIVIDUAL AGREEMENT, or that are directly or indirectly related to a PRODUCT, or the manufacture, use or sale thereof, including, but without limitation to, KNOW-HOW, clinical or nonclinical data, compositions, production information, technical reports and specifications.

1.4	“DATA” has the meaning set forth in Article 9.5.

1.5
“INDIVIDUAL AGREEMENT” shall mean an agreement separately executed between the parties to determine the details, including, but not limited to, the work, and/or timeline, of the PROJECT. If any provision of this Agreement conflicts with that of an INDIVIDUAL AGREEMENT, the provision of the INDIVIDUAL AGREEMENT shall prevail.

1.6	“INTELLECTUAL PROPERTY RIGHT” has the meaning set forth in Article 9.1.

1.7	“JDC” has the meaning set forth in Article 4.1.

1.8	“JMC” has the meaning set forth in Article 4.2.

1.9
“KNOW-HOW” shall mean technical and scientific information and knowledge concerning any product of CELLSEED, including, but not limited to, information concerning the PRODUCTS, or any relevant information and knowledge for development, registration and marketing of any product of CELLSEED, including, but not limited to, physico-chemical and manufacturing data, specifications, quality control, and galenical, toxicological and pharmacological properties, available from CELLSEED.

1.10	“MARKETING APPROVAL” means the marketing authorization of the PRODUCTS granted by the competent authorities such as but not limited to the U.S. Food and Drug Administration.

1.11	“PRODUCTS” shall mean the regenerative medicines developed by CELLSEED and/or CELLSEED jointly with EMMAUS that are specified in the respective INDIVIDUAL AGREEMENT.

1.12	“PROJECT” shall mean a project and/or a task which is conducted under this Agreement and is identified in an INDIVIDUAL AGREEMENT.

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1.13
“SPECIFICATIONS” shall mean the specifications and quality control requirements for the respective PRODUCTS as approved by the competent authorities in the TERRITORY, and modified from time to time following prior approval by the competent authorities in the TERRITORY.

1.14	“SUBSTRATES” shall mean CELLSEED temperature responsive cell culture substrates.

1.15	“TERRITORY” shall mean the United States of America.

1.16	The use herein of the plural shall include the singular, and the use of the masculine shall include the feminine and vice versa.

Article 2:   SCOPE OF THE PROJECT

Prior to the commencement of a PROJECT, both parties will execute an INDIVIDUAL AGREEMENT to determine the details of the PROJECT, including, but not limited to, the scope of the PROJECT, and each party’s respective responsibilities.

Article 3:   CONSIDERATION

In consideration of part of the research and development efforts made and expense borne by CELLSEED to date in order to develop the essential know-how and knowledge of Cell-Sheet Regenerative Medicine, all which are to be shared with EMMAUS under this Agreement and the first INDIVIDUAL AGREEMENT, EMMAUS will pay to CELLSEED $8,500,000 US Dollars within 30 days of the completion of all of the following: the fully signing of this Joint Research and Development Agreement; the fully signing of the INDIVIDUAL AGREEMENT dated April __ 2011 and relating to Cultured Autologous Oral Mucosal Epithelial CellSheets for generated medicine of cornea; and the delivery to EMMAUS by CELLSEED of CELLSEED’s accumulated information package (termed the “PACKAGE” in the INDIVIDUAL AGREEMENT).

Article 4:   COMMITTEES

4.1
For the purpose of successful development of PRODUCTS in the TERRITORY, a Joint Development Committee (“JDC”) comprised of an equal number of representatives from EMMAUS and CELLSEED shall be established. JDC will discuss and determine such matters as selection of clinical sites, developing key opinion leaders’ meeting, to obtain MARKETING APPROVAL in the TERRITORY for the PRODUCTS. Decisions regarding development and the conduct of JDC activities shall be made as follows:

(a)	The JDC shall be co-chaired by a representative from EMMAUS and CELLSEED. The JDC shall meet when either party has the need to do so; provided, however, the JDC shall meet at least twice (2) per year.

(b)
The JDC shall discuss and decide such items including, but not limited to, the structure and design of any additional clinical study if required for the purpose of obtaining MARKETING APPROVAL concerning PRODUCTS in the TERRITORY.

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(c)
Decisions regarding development and the conduct of JDC activities shall be made by the unanimous vote of the JDC, with each company having one vote. Each party’s members in the JDC will reasonably consider the adoption of the other party’s suggestions and will accept as many of such suggestions as are reasonable.

(d)
If the JDC is unable to reach agreement on any decisions required of it, the issue shall be submitted for consideration in the case of EMMAUS to a designee of the Head of the Pharma Division of EMMAUS and in the case of CELLSEED to a designee of the Head of the Pharma Division of CELLSEED. If they are unable to agree, then the issue shall be resolved by the Head of the Pharma Division of CELLSEED.

(e)	A party may change any of its appointments to the JDC at any time upon giving written notice to the other party.

(f)	The JDC does not itself have the authority to amend this Agreement and/or any INDIVIDUAL AGREEMENT in any manner.

4.2
In order to guide the successful commercialization of PRODUCTS in the TERRITORY, a Joint Marketing Committee (“JMC”) will be established between the parties with the main purpose to oversee and approve all strategic marketing issues such as marketing objectives, marketing strategies, implementation and feedback. The authority of the JMC shall be limited to the TERRITORY.

(a)	The JMC shall be chaired by a representative from EMMAUS. The JMC shall meet when either party has the need to do so; provided, however, the JDC shall meet at least twice (2) per year.

(b)
Decisions regarding the marketing of the PRODUCTS shall be made by unanimous vote of the JMC with each company having one vote. Each party’s members of the JMC will reasonably consider the adoption of the other party’s suggestions and will accept as many of such suggestions as are reasonable.

(c)
If the JMC is unable to reach agreement on a decision required of it, the issue shall be submitted for consideration in the case of EMMAUS to a designee of the Head of the Pharma Division and in the case of CELLSEED to a designee of the Head of the Pharma Division. If they are unable to agree, then the issue shall be resolved by the Head of the Pharma Division of EMMAUS.

Article 5:   EXPLOITATION

5.1	Both parties shall comply with all relevant laws and regulations including but not limited to U.S. Food and Drug Administration Good Laboratory Practice and/or Good Manufacturing Practices.

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Article 6:   TECHNOLOGY TRANSFER

6.1
CELLSEED shall transfer the cell sheet engineering technology and provide scientific and engineering support, training, and KNOW-HOW as agreed in the INDIVIDUAL AGREEMENT to EMMAUS so that EMMAUS may perform its obligation under this Agreement and relevant INDIVIDUAL AGREEMENT in effect.

Article 7:   EFFORTS

7.1
Both parties recognize that quick development and registration of the PRODUCTS as well as adequate promotional efforts to exploit the commercial potential of the PRODUCTS in an optimal way are in the mutual interest of both parties.

Article 8:   INTELLECTUAL PROPERTY AND INFRINGEMENT

8.1
CELLSEED shall defend and hold harmless EMMAUS against any suit, damage claim or demand based on actual or alleged infringements of any intellectual property of a third party resulting from the exercise or use of any right or license granted herein or under an INDIVIDUAL AGREEMENT which arises from the use, or sale, or the manufacture of the PRODUCTS within the TERRITORY.  The cost of such defense shall be borne by CELLSEED. CELLSEED may not settle any such third party claim without the consent of EMMAUS, which shall not be unreasonably withheld. Any suit, damage claim or demand based on actual or alleged infringements in the TERRITORY of any intellectual property of a third party resulting from changes to the PRODUCTS or the process by which they are made in the course of the joint development efforts by the parties shall be defended by the parties jointly. The parties shall negotiate to determine which party shall lead the defense and how the costs of defense should be allocated. Neither party may settle any such third party claim without the consent of the other party.

8.2
Each party shall promptly notify the other party of any suit, damage claim or demand based on any possible infringement of third party intellectual property arising from making, using or selling of the PRODUCTS.

8.3
In the event that either party becomes aware of a product made, used or sold in the TERRITORY which it believes to infringe a valid claim of issued CELLSEED PATENTS, each party shall promptly notify the other party, whereupon the parties shall consult with each other to determine which party, if any, should take action. Neither party may settle such claim or action without the consent of the other party. The parties shall also discuss how the expenses and any recoveries from such action should be treated. If one party does not agree to participate in such action, the other can take action at its own expense and shall be entitled to receive all recoveries.

8.4
CELLSEED shall be solely responsible for the prosecution and maintenance of the CELLSEED PATENTS relating to PRODUCTS (including, but not limited to, the PRODUCTS, manufacturing process and/or use thereof) in the TERRITORY during the term of this Agreement. CELLSEED shall grant, pursuant to the terms and conditions set

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forth in the relevant INDIVIDUAL AGREEMENT, a license or other appropriate rights as necessary for EMMAUS to commercially make, use or sell the PRODUCTS to such relevant CELLSEED PATENTS to EMMAUS in the TERRITORY where CELLSEED PATENTS are granted. All expenses, including attorney’s fee, in connection with the prosecution and maintenance of the CELLSEED PATENTS shall be borne by CELLSEED.

8.5
CELLSEED shall notify EMMAUS of the issuance of each CELLSEED PATENT relevant to the PRODUCTS subject to any INDIVIDUAL AGREEMENT then effective, giving the date of issue and CELLSEED PATENT number for each such CELLSEED PATENT.

Article 9:   OWNERSHIP

9.1
All intellectual property rights in inventions and/or discoveries created in the course of this Agreement and each INDIVIDUAL AGREEMENT (the “INTELLECTUAL PROPERTY RIGHT”) shall be owned by both EMMAUS and CELLSEED jointly, under the terms and conditions that will be defined by EMMAUS and CELLSEED in a separate agreement, which shall also state which party shall be responsible for and shall pay the costs of applying for and prosecuting the patent application(s), and subsequent maintenance of the patent(s). Such jointly owned inventions and/or discoveries and related INTELLECTUAL PROPERTY RIGHT shall include those made jointly by the employee(s) of EMMAUS and CELLSEED, or solely made by the employee(s) of either party based on CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHT and/or RIGHTS (as defined below) of the other party. CELLSEED and EMMAUS shall execute any documents required to perfect such joint ownership.

9.2
For intellectual property relating to the PRODUCTS under this Agreement or INDIVIDUAL AGREEMENT and made independently from CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHT and/or RIGHTS of the other party and solely by employee(s) of one of the parties, the ownership of such intellectual property (“SOLELY OWNED INVENTION”) are held by the party whose employee(s) made the invention (“LICENSOR”) when LICENSOR obtains written confirmation of the other party that such SOLELY OWNED INVENTION does not include any of CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHT and/or RIGHTS of the other party. Pursuant to the terms and conditions of this Agreement and respective INDIVIDUAL AGREEMENT(S), LICENSOR will grant a worldwide, perpetual, irrevocable, non-exclusive, royalty free, fully paid up, sub-licensable, transferable, license of rights (“LICENSE”) to the other party (“LICENSEE”) to make, use, sell, have made, offer for sale, have sold products incorporating or made using such SOLELY OWNED INVENTION and all other rights with regard thereto. In case LICENSEE desires the LICENSE to be exclusive, LICENSOR shall firstly discuss in good faith with LICENSEE the terms and conditions to such exclusive license.

9.3	Notwithstanding the provision in Article 9.1 through 9.2 above, any and all INTELLECTUAL PROPERTY RIGHTS in connection with SUBSTRATES shall solely

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belong to CELLSEED. Any improvement of SUBSTRATES or process of production of the SUBSTRATES which is patentable shall solely belong to CELLSEED.

9.4.1
EMMAUS agrees to disclose promptly to CELLSEED any inventions, discoveries, improvements, works of authorship, copyrights, trade secrets, know-how and any equivalents thereof relating to the PRODUCTS (“EMMAUS INVENTIONS”) when arising.

9.4.2
Except for any inventions, discoveries or improvements in connection with SUBSTRATES, CELLSEED agrees to disclose promptly to EMMAUS any inventions, discoveries, improvements, works of authorship, copyrights, trade secrets, know-how and any equivalents thereof relating to the PRODUCTS (“CELLSEED INVENTIONS”) when arising.

9.4.3	Both parties acknowledge that EMMAUS INVENTION and CELLSEED INVENTION shall be deemed as CONFIDENTIAL INFORMATION and agree to treat them in compliance with Article 10 hereof.

9.5
Subject to the obligation of confidentiality under Article 10 hereof and the publication under Article 11 hereof, all data and results that are created in the course of this Agreement and/or each INDIVIDUAL AGREEMENT, excluding the INTELLECTUAL PROPERTY RIGHT (“DATA”) relating to the PRODUCTS, shall be owned by both EMMAUS and CELLSEED. CELLSEED may use DATA at its sole discretion for its research and business purpose outside the TERRITORY subject to the restrictions in the Article 11.2 below.

9.6
Each party shall retain all right, title and interest (collectively, “RIGHTS”) in any patent, patent application, trade secret, know-how and other intellectual property that was owned by such party prior to the date of this Agreement, or developed independently of this Agreement, and except for the licenses and rights granted herein and in a given INDIVIDUAL AGREEMENT with respect to the RIGHTS, no license grant or assignment, express or implied, by estoppel or otherwise with respect to the RIGHTS of a party, is intended by, or shall be inferred from, this Agreement.

Article 10:   CONFIDENTIALITY

10.1
Each party shall act diligently so as to prevent that any CONFIDENTIAL INFORMATION, received from the other, might be revealed or disclosed to a non-authorized third party. The obligation undertaken under this Article 10.1 shall survive for ten (10) years beyond the termination of the last INDIVIDUAL AGREEMENT executed under this Agreement. The receiving party may disclose CONFIDENTIAL INFORMATION to its AFFILIATE, provided that the receiving party shall impose the same degree of confidentiality on the AFFILIATE. Neither party shall use CONFIDENTIAL INFORMATION of the other party for any purpose other than to perform the obligations under this Agreement and/or any INDIVIDUAL AGREEMENT.

10.2	The obligations undertaken by the parties hereto pursuant to Article 10.1 shall not, in any event, apply to any information which

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a)	at the time of disclosure is or thereafter becomes available to the public in published literature or otherwise through no fault of the receiving party;
b)	was known to, or otherwise in the possession of the receiving party prior to the receipt of such information from the other party as evidenced by the written records of the receiving party;
c)	is obtained by the receiving party from a third party who would not be breaching a commitment of confidentiality by disclosing such information;
d)	was independently developed by the receiving party’s employee who did not have access to the disclosed information; and,
e)	was disclosed in accordance with Article 11.

10.3
Each party recognizes that the other party may have in its possession or control information in respect of which it is bound by confidentiality obligations to a third party. For the avoidance of doubt, neither party shall be under any obligation to disclose to the other information in respect of which it is or reasonably considers itself to be bound by any such obligation.

10.4
The parties agree to co-operate in good faith to set up and maintain such organizational structures, safeguards and procedures as may be required to prevent disclosure by one party to the other, whether accidentally or otherwise, of any such information as is referred to in Article 10.3 above.

Article 11:   PUBLICITY AND PUBLICATION

11.1
CELLSEED and EMMAUS agree not to disclose any press release or other public statement disclosing the existence of or relating to this Agreement without the prior written consent of the other party, provided, however, that neither party shall be prevented from complying with any duty of disclosure (including SEC filing) it may have pursuant to securities or other applicable law and/or applicable regulation of stock exchanges.

11.2
If each party wishes to publish or present information generated in the course of performance of this Agreement and/or respective INDIVIDUAL AGREEMENT relating to the PRODUCTS in a scientific journal or conference proceeding, it shall furnish a copy of the proposed manuscript or presentation outline to the other party as soon as practicable, but in no event less than ninety (90) days before manuscript submission or the presentation date, to permit for the protection of such information, e.g. by filing of a patent application prior to such proposed disclosure.

Article 12:   INDEMNIFICATION

12.1
CELLSEED shall indemnify and hold EMMAUS, its AFFILIATES, and the officers, directors and employees of each of them, harmless from any and all liability, including liability for death or personal injury and reasonable attorney’s fees, which results:

a)	from the negligence or willful misconduct of CELLSEED;
b)	from the manufacture and/or packaging of PRODUCTS by CELLSEED.

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c)	from the breach by CELLSEED of any covenant, representation or warranty contained in this Agreement and/or each INDIVIDUAL AGREEMENT, and if applicable; or,
d)	from CELLSEED’s or its assigned third party’s failure to manufacture the PRODUCTS in accordance with the SPECIFICATIONS.

12.2
EMMAUS shall indemnify and hold CELLSEED, its AFFILIATES and the officers, directors and employees of each of them, harmless from any and all liability, including liability for death or personal injury and reasonable attorney’s fees, which results:

a)	from the negligence or willful misconduct of EMMAUS with regard to the use of, and/or delivery and supply of, promotion, marketing, sale and distribution of the PRODUCTS;
b)	from the manufacture and/or packaging of PRODUCTS by EMMAUS if EMMAUS deviated from the applicable SPECIFICATIONS and instructions from CELLSEED;
c)	from the breach by EMMAUS of any covenant, representation or warranty contained in this Agreement and/or each INDIVIDUAL AGREEMENT and if applicable; or,
d)	from EMMAUS’s or its assigned third party’s failure to manufacture the PRODUCTS in accordance with the applicable SPECIFICATIONS.

Neither PARTY shall indemnify the other PARTY for any manufacture of any PRODUCT which is manufactured pursuant to SPECIFICATIONS developed jointly by the PARTIES pursuant to this AGREEMENT or INDIVIDUAL AGREEMENT.

12.3
The obligations of the indemnifying party under Article 12.1 and 12.2 are conditioned upon the prompt written notification to the indemnifying party of any of the aforementioned suits or claims. The indemnifying party shall have the right to assume the defense of any such suit or claim if it has assumed responsibility for the suit or claim, in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified party, the indemnified party may control the defense or settlement thereof without waiving its right to seek indemnity for such claim. If the indemnified party defends the claim, the indemnified party may participate in the defense of such suit or claim at its sole cost and expense. There shall be no indemnification liability against a party as to any suit or claim for which settlement or compromise or an offer of settlement or compromise is made without the prior written consent of the indemnifying party.

12.4
Both parties shall carry policies of comprehensive general commercial liability and product liability insurance with respect to their obligations under this Agreement and/or each INDIVIDUAL AGREEMENT under ordinary terms and conditions, as well as under standard limits within the pharmaceutical industry. The existence of such policies shall be confirmed by either party upon request of the other party.

Article 13:   ASSIGNMENT

Neither this Agreement, nor any INDIVIDUAL AGREEMENT nor any rights or benefits or obligations hereunder or under any INDIVIDUAL AGREEMENT shall be assignable

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or transferable by either of the parties hereto without the prior written consent of the other party, which shall not be unreasonably withheld, except that this Agreement may be assigned to an AFFILLIATE of a party, or this Agreement may be assigned to an acquirer of a party as a result of a change of control, merger, purchase of substantially all of the assets of a party or a similar event, without the consent of the other party.

Article 14:   TERM

14.1
This Agreement shall come into effect on the Effective Date and shall be valid until the date of the last to expire or terminated INDIVIDUAL AGREEMENT, unless earlier terminated by a party subject to the provisions of Article 15 hereunder. In case that neither party notifies the other party of its intention of non-renewal ninety (90) days prior to the expiration, this Agreement shall automatically be renewed for successive one (1) year terms.

14.2	If this Agreement is terminated, CELLSEED shall forthwith regain the right to sell PRODUCTS under its own trademark within the TERRITORY.

14.3
Article 8: INTELLECTUAL PROPERTY AND INFRINGEMENT, Article 9: OWNERSHIP, Article 10 CONFIDENTIALITY, Article 12: INDEMNIFICATION, Article 13: ASSIGNMENT, Article 16: GOVERNING LAW AND ARBITRATION, Article 18 : ENTIRE AGREEMENT; SEVERABILITY, Article 22: BINDING AGREEMENT shall survive the termination or expiration of this Agreement or the last INDIVIDUAL AGREEMENT.

Article 15:   TERMINATION

15.1	A party shall have a right to terminate this Agreement and/or INDIVIDUAL AGREEMENT(s) in effect by written notice to the other party upon the occurrence of any of the following events:

(a)
Breach by the other party of any material term or condition of this Agreement and/or INDIVIDUAL AGREEMENT(s) in effect, provided that the party in breach shall be notified in writing by the non-breaching party of such alleged breach, and shall have a period of sixty (60) days within which to rectify such breach.

(b)
In the event the other party is declared bankrupt or insolvent, or make an assignment for the benefit of its creditors, or if a receiver is appointed or any proceedings are commenced, voluntary or involuntary, by or against either party under any bankruptcy or similar law, and such status is not cured within thirty (30) days from its occurrence.

15.2
CELLSEED has the right to terminate this Agreement and/or INDIVIDUAL AGREEMENT(s) in effect, if during the term of this Agreement or INDIVIDUAL AGREEMENT (i) EMMAUS commercializes a regenerative product other than PRODUCTS which compete with PRODUCTS without express prior permission by CELLSEED, or (ii) besides (i) above, EMMAUS enters into partnership with one of the

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competitors of CELLSEED who develops, manufactures, sells, and/ or distributes products which are similar to or have same functionality of the products developed, manufactured, and/or distributed by CELLSEED.

Article 16:   GOVERNING LAW AND ARBITRATION

16.1	This Agreement and/or respective INDIVIDUAL AGREEMENT shall be governed by and construed in accordance with the laws of the state of New York, exclusive of the choice of law rules thereof.

16.2
Other than matters within the responsibility of the JDC and JMC, for which the procedure of amicable settlement is described in the relevant articles, each party hereto agrees to settle any dispute and differences arising out of or in connection with this Agreement and/or respective INDIVIDUAL AGREEMENT, or the breach thereof, through good faith negotiation in an amicable manner. In the event a consensus cannot be obtained with regard to such dispute or breach, the Head of Pharma Division of CELLSEED and the Head of Pharma Division of EMMAUS shall discuss the matter and attempt to solve it. In case a mutually acceptable solution to such dispute or breach cannot be found, such dispute or breach shall be finally settled by arbitration pursuant to the Rules Conciliation and Arbitration of the International Chamber of Commerce as hereinafter provided by three (3) arbitrators appointed in the Rules and the decision of the arbitrators shall be final. Such arbitration shall take place in Wilmington, Delaware.

Article 17:   FORCE MAJEURE

Neither party shall be responsible nor liable to the other party for failure or delay in the performance of this Agreement and/or any INDIVIDUAL AGREEMENT (other than the obligation to make payments) due to any war, fire, accident, or other casualty, or any labor disturbance or act of God or the Public enemy, or any other contingency beyond such party’s reasonable control.

Article 18:   ENTIRE AGREEMENT; SEVERABILITY

18.1
This Agreement sets forth the entire agreement of the parties with respect to subject matter contained herein and supersedes and replaces any and all previous agreement between the parties on the subject matter. This Agreement may not be modified or amended except as expressly stated herein or by a written agreement duly executed by both parties hereto.

18.2
CELLSEED and EMMAUS hereby expressly state that it is the intention of neither party to violate any rule, law or regulation. If any of the provisions of this Agreement are held to be void or unenforceable with regard to the TERRITORY, then such void or unenforceable provisions shall be replaced with valid and enforceable provisions which will achieve as far as possible the economic business intentions of the parties.

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Article 19:   INDEPENDENT CONTRACTOR

This Agreement or INDIVIDUAL AGREEMENT shall not be construed to constitute a partnership joint venture or agency relationship of any kind.

Article 20:   NOTICES

Any notice or communication required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if mailed by registered mail, postage prepaid, addressed to such other party at its respective address as follows:

CELLSEED Inc.
R-Bldg, Shinjuku 1F, 33-8,
Wakamatsu-cho, Shinjuku-ku,
Tokyo 162-0056
Japan
Attn: Dr. Yukio Hasegawa, President & CEO

Emmaus Medical, Inc.
20725 S. Western Ave., Suite 136
Torrance, CA 90501-1884, U.S.A.
Attn: Dr. Yutaka Niihara, President & CEO

Article 21:   HEADINGS

The headings in this Agreement are for convenience only and shall not be considered in construing this Agreement.

Article 22:   BINDING AGREEMENT

This Agreement shall be binding on and inure to the benefit of the parties and their successors and permitted assignees.

Article 23:   NO THIRD PARTY BENEFIT

None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement, through their duly appointed and authorized representatives, to be executed in duplicate as of the date executed by both parties.

Emmaus Medical, Inc. Signed /s/ Yutaka Niihara Name Yutaka Niihara Title President and CEO Date April 8, 2011	CellSeed Inc. Signed /s/ Yukio Hasegawa Name Yukio Hasegawa Title President and CEO Date April 8, 2011

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